As filed with the Securities and Exchange Commission on August 2, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOODY’S CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3998945
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

(Address of Principal Executive Offices, Zip Code)

2001 MOODY’S CORPORATION KEY EMPLOYEES’ STOCK INCENTIVE PLAN

(AMENDED AND RESTATED AS OF APRIL 18, 2023)

(Full title of the plan)

John J. Goggins, Esq.

Executive Vice President and General Counsel

Moody’s Corporation

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

(212) 553-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ron Mueller, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

(202) 955-8671

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is filed by Moody’s Corporation, a Delaware corporation (the “Company” or the “Registrant”), in order to register 4,000,000 additional shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), for issuance pursuant to the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan (the “Plan”). This Plan was described in the Company’s definitive Proxy Statement for its 2023 Annual Meeting of Stockholders and was approved at this meeting on April 18, 2023.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the SEC but constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 15, 2023;

(2)	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023, filed on April 26, 2023 and July 26, 2023, respectively;

(3)	the Company’s Current Reports on Form 8-K filed on April 21, 2023 (Items 5.02 and 5.07 only) and July 28, 2023; and

(4)

the description of the Company’s Common Stock, par value $0.01, contained in Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 22, 2021, including any amendments or reports filed for the purposes of updating such description.

In addition, all documents subsequently filed by the Company or the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the SEC of the Company’s Annual Report on Form 10-K covering such year shall cease to be incorporated documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company or the Plan discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

John J. Goggins, Esq., Executive Vice President and General Counsel of the Company, has rendered an opinion as to the validity of the Common Stock offered hereby. As of August 1, 2023, Mr. Goggins owned 8,587 shares of Common Stock (including 2,033 shares of unvested restricted stock) and held options to purchase 22,604 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

The registrant’s certificate of incorporation provides that the registrant shall indemnify directors and officers made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals, to the fullest extent permitted by the laws of the State of Delaware. Such indemnification shall continue after an individual ceases to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such person. The registrant’s certificate of incorporation also provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

The indemnification rights conferred by the certificate of incorporation of the registrant are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The registrant will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Restated Certificate of Incorporation of the Registrant, effective April 22, 2020 (incorporated by reference to Exhibit 3.3 to the Company’s Report on Form 8-K filed April 27, 2020).

4.2	Amended and Restated By-laws of Moody’s Corporation, effective December 20, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Report on Form 8-K filed December 21, 2022).

5.1*	Opinion of John J. Goggins, Esq., Executive Vice President and General Counsel.

23.1*	Consent of KPMG LLP.

23.2*	Consent of John J. Goggins (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K filed April 21, 2023).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of August, 2023.

MOODY’S CORPORATION

By:	/s/ John J. Goggins
Name:	John J. Goggins
Title:	Executive Vice President and General Counsel

POWER OF ATTORNEY

We, the undersigned officers and directors of Moody’s Corporation, do hereby constitute and appoint John J. Goggins and Mark Kaye, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Robert Fauber Robert Fauber	President, Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2023

/s/ Mark Kaye Mark Kaye	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 2, 2023

/s/ Caroline Sullivan Caroline Sullivan	Senior Vice President — Chief Accounting Officer, Corporate Controller and Treasurer (Principal Accounting Officer)	August 2, 2023

/s/ Jorge A. Bermudez Jorge A. Bermudez	Director	August 2, 2023

/s/ Therese Esperdy Therese Esperdy	Director	August 2, 2023

/s/ Vincent A. Forlenza Vincent A. Forlenza	Chairman of the Board of Directors	August 2, 2023

/s/ Kathryn M. Hill Kathryn M. Hill	Director	August 2, 2023

/s/ Lloyd W. Howell, Jr. Lloyd W. Howell, Jr.	Director	August 2, 2023

/s/ Jose Minaya Jose Minaya	Director	August 2, 2023

/s/ Leslie F. Seidman Leslie F. Seidman	Director	August 2, 2023

/s/ Zig Serafin Zig Serafin	Director	August 2, 2023

/s/ Bruce Van Saun Bruce Van Saun	Director	August 2, 2023